Exhibit 99.1
Diodes Incorporated Announces Investment in Eris Technology Corporation
Plano, Texas — June 24, 2011 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today announced an agreement to invest in Eris Technology Corporation, a publicly traded company listed as an Emerging Stock on the Taiwan OTC Exchange (TWO) that provides design, manufacturing and after-market services for diode products.
Eris has announced that it will offer to its shareholders and employees up to 10 million shares of common stock at NT$39 per share to raise NT$390 million (approximately US$14 million). Diodes has agreed to purchase any shares not purchased by Eris’ shareholders and employees and Eris’ founders have agreed to sell Diodes any shares necessary to ensure that Diodes will obtain a minimum of 8 million shares which represents an approximately 24 percent ownership in Eris after the capital increase.
Commenting on the investment Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes, stated “Eris is currently a supplier of assembly/test services to Diodes and we are pleased to be able to expand that relationship. This investment will allow Eris to expand their capacity in specific packages as a complement to Diodes’ internal capability.”
About Eris Technology Corporation
Eris Technology Corporation was established in August 1995. Eris is an ODM (original design manufacturer) providing a variety of support services to design, manufacturing, and after-marketing services for diode products, including schottky diodes, TVS diodes, zener diodes, bridge diodes, wafers, and LED’s. Eris serves a broad base of global and regional OEM customers. For more information visit the Eris website at http://www.eris.com.tw/.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Plano, Texas. Design, marketing, and engineering centers are located in Plano; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding Diodes will obtain a minimum of 8 million shares, which represents an approximately 24 percent ownership in Eris after the capital increase; and this investment will allow Eris to expand their capacity in specific packages as a complement to Diodes’ internal capability. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; risks of domestic and foreign operations, including excessive operation costs, labor shortages and our joint venture prospects; unfavorable currency exchange rates; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
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Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Laura Mehrl	Leanne K. Sievers
Director of Investor Relations	EVP, Investor Relations
P: 972-385-4492	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com